                                                                                                                                                                                                                            EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
04/13/06	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS STRONG MARCH AND FIRST QUARTER 2006 SALES

Global comparable sales rose 5.3% in March; 5.2% for the first quarter - marking McDonald’s 35th consecutive month and 12th consecutive quarter of positive global comparable results
U.S. comparable sales increased 6.6% for the month and quarter
Europe's comparable sales were up 1.6% for the month, 2.0% for the quarter
First quarter 2006 earnings per share is expected to be about $0.49, which includes $0.01 per share of negative foreign exchange impact

OAK BROOK, IL - McDonald's Corporation announced today that global comparable sales rose 5.3% in March, on top of outstanding performance in March 2005.
McDonald's Chief Executive Officer Jim Skinner commented, "Our customer-focused Plan to Win continues to generate strong sales results thus far in 2006, with positive comparable sales across all geographic segments for the month of March and the first quarter. These strong results were fueled by increased customer visits as we enhanced McDonald’s relevance with new menu items featured in a more contemporary and inviting restaurant atmosphere.
"For the month of March, comparable sales in the U.S. were up 6.6% driven by breakfast and the convenience of our extended operating hours. The launch of our new Premium Roast Coffee encouraged more customers to enjoy the new coffee blend along with our popular breakfast menu.
"Europe's comparable sales grew 1.6% in March led by strong performance in France and Russia. We are pleased with these results given harsh weather in certain markets and the shift in the Easter and school-related holidays from March in 2005 to April in 2006. We remain focused on driving momentum across Europe by enhancing the customer experience and providing relevant menu options.
"In Asia/Pacific, Middle East and Africa, comparable sales for March were up 5.0%, led by strong results in Australia and improved results in China.

    "Overall, I am pleased with our performance and am confident that we can continue our success in 2006. Our goal remains to deliver long-term profitable growth for all McDonald’s shareholders through exceptional customer experiences."

March Comparable Sales
	Month-to-Date			Year-to-Date
Percent Increase	2006	2005	2006	2005
McDonald’s Restaurants*	5.3	6.8	5.2	4.6
Major Segments:
U.S.	6.6	6.8	6.6	5.2
Europe	1.6	6.6	2.0	2.9
APMEA**	5.0	7.3	4.1	5.5

March Systemwide Sales
	Month-to-Date			Year-to-Date
Percent Increase/ (Decrease)	As Reported	Constant Currency	As Reported	Constant Currency
McDonald’s Restaurants*	3.3	6.3	3.5	6.3
Major Segments:
U.S.	7.4	7.4	7.4	7.4
Europe	(6.0)	2.7	(5.0)	3.1
APMEA**	0.2	7.0	0.2	6.2

* Excludes non-McDonald's brands
** Asia/Pacific, Middle East and Africa

First quarter 2006 earnings are expected to be about $0.49 per share, including a $0.01 negative impact from foreign currency exchange rates. Also included is $0.045 per share of expense primarily related to previously announced actions taken for a limited number of restaurant closings in the U.K. in conjunction with an overall restaurant portfolio review, costs to buyout certain franchisees in Brazil and a loss on the anticipated sale of a small market in Europe to a developmental licensee. In addition, 2006 results included a gain of $0.035 per share due to the IPO of Chipotle Mexican Grill and the concurrent sale of Chipotle shares.
First quarter 2005 reported earnings were $0.56 per share, which included a $0.13 per share tax benefit due to a favorable audit settlement.

Definitions
•
Comparable sales represent sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters such as hurricanes. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of March 2006, this calendar shift/trading day adjustment consisted of one more Friday and one less Tuesday, compared with March 2005. The resulting adjustment varied around the world, ranging from approximately positive 0.5% to positive 1.0%.

Upcoming Communications
McDonald's plans to release first quarter earnings before the market opens on
April 21, and will host an investor webcast at 10:30 a.m. Central Time. A link to the live and archived webcast will be available on www.investor.mcdonalds.com.
McDonald's tentatively plans to release April sales on May 9, 2006.
McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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